Exhibit 4.2

ASSUMPTION AGREEMENT

March 1, 2017

Reference is made to that certain Note Purchase Agreement dated as of April 20, 2016, among EQUITY ONE, INC., a Maryland corporation (the “Company”), and the Purchasers named therein (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Note Purchase Agreement”) pursuant to which the Company issued and sold to the Purchasers (a) $100,000,000 aggregate principal amount of its 3.81% Senior Unsecured Notes Series A due 2026 (the “Series A Notes”) and (b) $100,000,000 aggregate principal amount of its 3.91% Senior Unsecured Notes Series B due 2026 (the “Series B Notes” and together with the Series A Notes, the “Notes”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

Reference is also made to that certain Agreement and Plan of Merger, dated as of November 14, 2016, by and between the Company and Regency Centers Corporation, a Florida corporation (the “Successor Company”), pursuant to which the Company will merge with and into the Successor Company, with the Successor Company surviving such merger (the “Merger”).

Immediately upon the effectiveness of the Merger, pursuant to Section 10.2(a) of Note Purchase Agreement, the Successor Company hereby assumes the due and punctual performance and observance of each covenant and condition of the Note Purchase Agreement and the Notes to be performed by the Company.

The Successor Company hereby agrees that immediately upon the effectiveness of the Merger, it shall be deemed a party to the Note Purchase Agreement for all purposes thereof. As a party to the Note Purchase Agreement, Successor Company agrees to be bound by all of the terms and conditions of the Note Purchase Agreement and the Notes as if it had been named as the Company in the Note Purchase Agreement and the Notes.

The Successor Company represents and warrants that immediately before and after giving effect to the Merger, no Default or Event of Default has occurred and is continuing.

The provisions of Section 22 of the Note Purchase Agreement will apply with like effect to this Assumption Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed as of the date first set above.

REGENCY CENTERS CORPORATION

By:	/s/ Michael J. Mas
Name:	Michael J. Mas
Title:	Senior Vice President Capital Markets

[Signature Page – Assumption Agreement]